Exhibit 99.1

On March 16, 2016, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. announces the resignation of Anthony M.V. Eramo as Senior Vice President and Chief Financial Officer and his appointment to the Board of Directors of its wholly-owned subsidiary, The Union Bank Company.

Columbus Grove, Ohio, March 16, 2016 – United Bancshares, Inc. (NASDAQ: UBOH, “Company”) announced today that its Board of Directors has accepted the resignation of Anthony M. V. Eramo as Senior Vice President and Chief Financial Officer, effective April 1, 2016. At the same time, the Company appointed him to the Board of Directors of its wholly-owned subsidiary, The Union Bank Company (the “Bank”).

Brian D. Young, President and Chief Executive Officer of the Company said, “Tony has been a valuable team member of the Company since his arrival in March 2015.  While he is pursuing other professional interests, we are thankful for his willingness to remain active in our Company as a board member of the Bank.  Tony has spent nearly three decades working in the banking industry, his extensive financial and SEC reporting experience and his experience with bank acquisitions and strategic growth—at a time when the Company continues to grow—will be an invaluable asset to our organization going forward.”

Effective April 1, 2016, the Board of Directors has appointed Daniel J. Lucke, current Controller of the Bank, to serve as the Chief Financial Officer of the Company and the Bank on an interim basis until the Board identifies a permanent replacement. Mr. Lucke will continue to serve as Controller of the Company and the Bank during this time.

Mr. Young stated that, “We are also very pleased that the Company’s ongoing commitment to bringing in talented people throughout the organization is making transitions like this one go very smoothly.  Mr. Lucke has made significant improvements at the Company since taking the role of Controller in June 2015.  While the board has not made a final decision on the CFO role, it is a great sign that the company has such a talented team to continue our progress.”

Mr. Lucke has over 24 years of professional experience in various roles including Controller, Finance Director and Staff Accountant.  Mr. Lucke is a Certified Public Accountant with a B.S. from the Ohio State University and a MBA from Ashland University.  Mr. Lucke has served as the Bank’s Controller since June 2015.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company. Through our branch offices located in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio, we serve the Ohio counties of Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert, and Wood.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2015 Form 10-K.